[On Slaughter and May headed notepaper]

The Directors, Royal Dutch Shell plc, Shell Centre, London, SE1 7NA	18 May 2005

Dear Sirs,

      Registration Statement on Form F-4: UK Tax Section

      We have acted as legal advisers to Royal Dutch Shell plc (“RDS”) as to certain matters of UK tax law relevant to the exchange offer (the “Exchange Offer”) for all outstanding shares of N.V. Koninklijke Nederlandsche Petroleum Maatschappij (“RD”), as described in the Registration Statement on Form F-4 filed with the U.S. Securities Exchange Commission on 18 May 2005 (the “Registration Statement”), and to the preparation of the section of the Registration Statement entitled “Material Tax Consequences — UK Tax Considerations” (the “UK Tax Section”).

      In that connection, we have examined the Registration Statement and such other documents as we believe to be necessary or appropriate for the purposes of this opinion.

      Based upon the Registration Statement and those other documents and subject to the qualifications set out below and in the Registration Statement, we are of the opinion that the statements contained in the UK Tax Section, describing certain UK tax consequences for a US holder of the Exchange Offer and of the ownership and disposal of Class A Shares or Class A ADSs received in the Exchange Offer, are correct in all material respects.

      Our opinion is based upon existing statutory, regulatory and judicial authority, all of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Exchange Offer, or any inaccuracy in the documents upon which we have relied, may affect the continuing validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered in the UK Tax Section. We have not been asked to address, nor have we addressed, any other tax consequences for US holders (or any tax consequences for RDS or RD).

      We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.3 to the Form F-4 Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated under that section. This opinion is being provided to RDS in connection with the Registration Statement and may not be reproduced, quoted, summarised or relied upon by any other person or for any other purpose without our express written consent.

Yours faithfully,

/s/ Slaughter & May

Slaughter & May